ENDOVASC ANNOUNCES DISTRIBUTION OF STOCK DIVIDEND IN NUTRACEUTICAL DEVELOPMENT CORPORATION

MONTGOMERY, Texas--July 15, 2003--Endovasc Incorporated (OTCBB: EVSC - News)
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announced today that its board of directors has authorized the creation of a new class of Common Stock, $.001 par value per share, whose rights and distributions would be based on the performance of the Company's wholly-owned subsidiary, Nutraceutical Development Corporation (NDC). The shares, designated Series NDC Common Stock, will be distributed to the stockholders of Endovasc by dividend on September 15, 2003 to the stockholders of record on August 29, 2003.

Endovasc's board of directors will issue a dividend of one share of the Series NDC Common Stock for each four shares of Endovasc Inc. common stock.

In announcing the dividend, Dr. David P. Summers, CEO of Endovasc, said, "We have determined that our nutraceutical business could be a very lucrative segment for our angiogenic technology. Having recently signed a licensing agreement with Basic Research to invest a minimum of $2.5 million in developing, commercializing and marketing our Muscle Mass Technology, we felt now was an opportune time to reward our loyal shareholders for their ongoing support. Since the nutraceutical business is substantially different from our pharmaceutical business and will develop on its own schedule, we feel that the stockholders should receive the benefits of this segment through a separate class of stock whose performance and other attributes will reflect the business. We plan to continue developing and testing new products with the intention of forming similar licensing and commercialization agreements."

On July 9, 2003, Endovasc announced that it has signed a product licensing agreement with Basic Research, in which Basic Research has agreed to invest a minimum of $2.5 million for developing, commercializing and marketing NDC's Muscle Mass Technology as nutraceutical products. Basic Research is one of North America's fastest-growing and most profitable nutraceutical vendors. It has been shown that muscle injury from exercise results in muscle regeneration (Cell, vol.111: 589-601). Based on this and numerous reports, a recent double-blind study conducted by Active Therapy Professionals concluded that NDC's proprietary pyrrolidine alkaloid was found to greatly enhance the recruitment and mobilization of stem cells in the body. This study, combined with our other animal studies, confirmed that when exercise is used in conjunction with this natural product, significant acceleration of muscle mass and strength occurs.

All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The securities represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state and neither the securities represented by this certificate nor any beneficial interest therein may be sold, pledged, hypothecated or otherwise transferred except pursuant to an effective registration statement or as set forth in the certificate of designations, limitation, preferences and relative rights relating to the series NDC stock.
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Contact:
     FOCUS  Partners  LLC
     David  Zazoff,  212-752-9445
     evsc@focuspartners.com
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